Exhibit 2.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made by and among Inuvo, Inc., a Nevada corporation (the “Company”), and each purchaser identified on the signature pages hereto (each a “Purchaser,” and collectively, the “Purchasers”) effective as of the date this Agreement is executed by the Company.

WITNESSETH:

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser severally and not jointly, desires to purchase from the Company, the Company’s 10% Senior Unsecured Subordinated Promissory Notes, in substantially the form attached hereto as Exhibit A (the “Notes”), as more fully described in this Agreement. Capitalized terms not defined herein shall have the meanings set forth in the Notes or the Merger Agreement (as defined below), as the case may be.

WHEREAS, the Notes are being offered in connection with that certain Agreement and Plan of Merger of even date hereof among the Company, CPT and the other parties thereto (the “Merger Agreement”), a substantially complete copy of which has been delivered to each Purchaser prior to the date hereof.

NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           PURCHASE AND SALE OF NOTES.

1.1             Sale and Issuance of Notes. This Agreement is being executed in connection with the Company’s issuance and sale of up to $2.0 million in aggregate principal amount of the Notes pursuant to the terms and conditions of this Agreement.

1.2           Closings; Delivery.

(a)           On the date this Agreement is executed by a Purchaser and the Company (each, a “Closing” and collectively, the “Closings”), upon the terms and subject to the conditions set forth herein, the Company hereby sells and issues, and each Purchaser hereby subscribes for and purchases a Note in the principal amount as set forth on the signature page to this Agreement. Each Purchaser has delivered to the Company via wire transfer of immediately available funds an amount in equal to the principal amount of the Note purchased by such Purchaser.

(b)           Each Purchaser has delivered to the Company a completed Accredited Investor Questionnaire in the form attached hereto as Exhibit B. The Company hereby delivers to each Purchaser a Note representing the aggregate principal amount of the Note purchased by such Purchaser.

(c)           For purposes of this Agreement, the term “Registration Rights Agreement” means that certain Registration Rights Agreement of even date herewith among the Company and the Purchasers, a copy of which is attached hereto as Exhibit C.

2.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchasers that the following representations and warranties are true and complete as of the date of each of the Closings, except as otherwise indicated:

2.1             Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority (a) to carry on its business as presently conducted and as presently proposed to be conducted and (b) to execute, deliver and perform its obligations under this Agreement. The Company is solvent and is not aware of any fact, matter or circumstance that would be likely to lead to it becoming insolvent. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to so qualify would have a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company.

2.2             Capitalization. The Company’s representations and warranties set forth in Section 5.2 of the Merger Agreement, together with any disclosure relating to such representations and warranties contained in the Inuvo Disclosure Schedule (as defined in the Merger Agreement), are incorporated herein by reference.

2.3             Subsidiaries. The Company’s representations and warranties set forth in Section 5.3 of the Merger Agreement, together with any disclosure relating to such representations and warranties contained in the Inuvo Disclosure Schedule (as defined in the Merger Agreement), are incorporated herein by reference.

2.4             Authorization. All corporate action required to be taken by the Board and the Company’s stockholders in order to authorize the Company to enter into this Agreement, to issue the Notes and to enter into the Registration Rights Agreement (collectively, the “Transaction Agreements”) and the Common Stock issuable upon conversion of the Notes (the “Conversion Shares”), has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed by the Company, and the issuance and delivery of the Notes has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5             Valid Issuance of Notes. The Notes, when issued, sold and delivered in accordance with the terms and for the consideration set forth in the Transaction Agreements, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer as set forth in the Notes, under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by each Purchaser. Based in part on the accuracy of the representations of each Purchaser in Section 3 of this Agreement and subject to filings pursuant to Regulation D of the Securities Act, applicable state securities laws, the offer, sale and issuance of the Notes to be issued pursuant to and in conformity with the terms of this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Notes have been duly reserved for issuance, and upon issuance in accordance with the terms of the Notes, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchasers. Based in part upon the accuracy of the representations of the Purchasers in Section 3 of this Agreement, and subject to filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, the offer, sale and issuance of the Conversion Shares issuable upon conversion of the Notes will be issued in compliance with all applicable federal and state securities laws.

2.6             Governmental Consents and Filings. Assuming the accuracy of the representations made by each Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings with the SEC pursuant to the Registration Rights Agreement, filings pursuant to Regulation D of the Securities Act and applicable state securities laws in the United States and filings with the Trading Market (as defined below), which have been made or will be made in a timely manner.

2.7             Litigation. The Company’s representations and warranties set forth in Section 5.7 of the Merger Agreement, together with any disclosure relating to such representations and warranties contained in the Inuvo Disclosure Schedule (as defined in the Merger Agreement), are incorporated herein by reference. There is no pending claim, action, suit, proceeding, arbitration, mediation, complaint, claim, charge or to the Company’s knowledge, investigation, before any court, arbitrator, mediator or Governmental Entity, or to the Company’s knowledge, currently pending or threatened in writing that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.

2.8             Labor and Employment Matters. The Company’s representations and warranties set forth in Section 5.23 of the Merger Agreement, together with any disclosure relating to such representations and warranties contained in the Inuvo Disclosure Schedule (as defined in the Merger Agreement), are incorporated herein by reference.

2.9             Intellectual Property. The Company’s representations and warranties set forth in Section 5.18 of the Merger Agreement, together with any disclosure relating to such representations and warranties contained in the Inuvo Disclosure Schedule (as defined in the Merger Agreement), are incorporated herein by reference.

2.10             Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of the Articles of Incorporation or Bylaws of the Company, (b) of any instrument, judgment, order, writ or decree of any court or governmental entity, or (c) under any agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or, (d) to its knowledge, of any provision of federal or state statute, rule or regulation materially applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.11             Financial Statements. The Company’s representations and warranties set forth in Section 5.5 of the Merger Agreement, together with any disclosure relating to such representations and warranties contained in the Inuvo Disclosure Schedule (as defined in the Merger Agreement), are incorporated herein by reference.

2.12             Material Changes. The Company’s representations and warranted set forth in Section 5.8 of the Merger Agreement, together with any disclosure relating to such representations and warranties contained in the Inuvo Disclosure Schedule (as defined in the Merger Agreement), are incorporated herein by reference.

2.13             Taxes. The Company’s representations and warranted set forth in Section 5.10 of the Merger Agreement, together with any disclosure relating to such representations and warranties contained in the Inuvo Disclosure Schedule (as defined in the Merger Agreement), are incorporated herein by reference.

2.14             No “Bad Actor” Disqualification. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) of the Securities Act is applicable. For purposes of this Section 2.15, “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

3.           REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser hereby represents and warrants to the Company as follows:

3.1             Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

3.2             Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Notes and Conversion Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes or the Conversion Shares.

3.3             Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes with the Company’s management. Nothing in this Section 3, including the foregoing sentence, limits or modifies the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon. The Purchaser is aware that publicly available information about the Company can be obtained from the SEC’s website.

3.4             Independent Assessment of Investment. The Purchaser has independently evaluated and conducted an appropriate analysis of, the merits and risks of a purchase of the Notes for itself. The Purchaser has sufficient knowledge and experience in financial matters and expertise in assessing credit and all other relevant risks, and is capable of independently evaluating the merits of investment in the Notes and in the Company’s securities. The Purchaser has not relied upon any representation with respect to the Notes or the Company, other than those expressly provided by the Company in Section 2. The Purchaser has obtained its own advice regarding the tax consequences in any jurisdiction of purchasing, owning, converting, redeeming or disposing of any Notes.

3.5             Restricted Securities. The Purchaser understands that the Notes and the Conversion Shares are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Notes and the Conversion Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Notes or the Conversion Shares for resale other than as set forth in the Registration Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes and/or the Conversion Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6             Legends. The Purchaser understands that the Notes shall bear the legends set forth in Section 4.1.

3.7             Accredited and Sophisticated Investor. By completing the Accredited Investor Questionnaire, attached hereto as Exhibit C, the Purchaser represents and warrants to the Company that the Purchaser, or every member of the Purchaser to the extent the Purchaser is an entity, is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser acknowledges that the Purchaser is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes and the Conversion Shares.

3.8             No General Solicitation. Neither the Purchaser nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the Notes, or (b) published any advertisement in connection with the offer and sale of the Notes.

3.9             Residence. The office or offices of the Purchaser in which its principal place of business is identified is the address or addresses of the Purchaser set forth on the signature pages attached hereto.

3.10             No “Bad Actor” Disqualification Events. If the Purchaser will beneficially own 20% or more of the Company’s outstanding voting securities, calculated on the basis of total voting power, after giving effect to the purchase of the Notes, neither the Purchaser nor any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Purchaser is subject to any Disqualification Event, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) of the Securities Act is applicable and disclosed in advance of the Closings in writing in reasonable detail to the Company.

3.11             Limitations on Transfer. Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Notes or the Conversion Shares except as set forth in the Notes.

3.12             Certain Transactions. Other than consummating the transactions contemplated hereunder, the Purchaser has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with such Purchaser, executed any purchases or sales, including short sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.

4.           RESTRICTIVE LEGENDS AND STOP-TRANSFER ORDERS.

4.1             Legends. It is understood that the certificates evidencing the Notes and/or the Conversion Shares may bear one or all of the following legends:

(a)           “NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON THE CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SECURITIES LAWS OF ANY STATE OR JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONVERTED, OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED (EACH A “TRANSFER”) EXCEPT (X) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSFER NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (Y) TO THE EXTENT THE TRANSFER DOES NOT CONSTITUTE AND WILL NOT RESULT IN A VIOLATION OF APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT (TO THE EXTENT REQUESTED BY COUNSEL OF THE COMPANY), THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE HOLDER HEREOF AGREES THAT IT WILL DELIVER, OR CAUSE TO BE DELIVERED, TO EACH PERSON TO WHOM THE SECURITIES HEREBY REPRESENTED ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(b)           Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

5.           GENERAL PROVISIONS.

5.1             Listing of Securities. The Company shall, if applicable: (i) in the time and manner required by the NYSE American (or any successor entity) (the “Trading Market”), prepare and file with such Trading Market an additional shares listing application covering the Conversion Shares and (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter. The Company shall use its reasonable best efforts to obtain such approval as may be required by the applicable rules and regulations of the Trading Market from the shareholders of the Company with respect to the transactions contemplated by this Agreement, including the issuance of all of the Conversion Shares in excess of 19.99% of the issued and outstanding Common Stock on the date of the first Closing of this Agreement.

5.2             Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and each Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

5.3             Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of each other party.

5.4             Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.

5.5             Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

5.6             Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by applicable law or the Certificate or Bylaws by email or any other electronic means. The Purchasers hereby consent to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

5.7             Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.8             Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

5.9             Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page to this Agreement, as subsequently modified by written notice, or if no address is specified in the Company’s books and records.

5.10             Fees and Expenses. The Company and the Purchasers shall each pay their own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

5.11             Attorneys’ Fees. Each party shall pay for its own costs and attorneys’ fees in connection with any action at law or in equity (including arbitration) necessary to enforce or interpret the terms of this Agreement.

5.12             Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

5.13             Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. If the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

5.14             Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.15             Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.16             Entire Agreement. This Agreement (including the exhibits hereto) and the other Transaction Agreements constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

[signature pages to follow]

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the dates set forth below.

INUVO, INC., a Nevada corporation

By:	/s/ Richard K. Howe
Richard K. Howe, President and CEO

Dated: November 1, 2018
Address: 500 President Clinton Avenue, Suite 300 Little Rock, Arkansas 72201

[SIGNATURE PAGE OF PURCHASER FOLLOWS]

[SIGNATURE PAGE OF PURCHASER – SECURITIES PURCHASE AGREEMENT]

CPT INVESTMENTS, LLC, a California limited liability company

By:	/s/ Raghu Kilambi
Raghu Kilambi, Managing Member

Dated: November 1, 2018
Address: 840 Newport Center Drive Newport Beach, CA 92660

EXHIBIT A

FORM OF NOTE

(Attached hereto)

A-1

EXHIBIT B

ACCREDITED INVESTOR QUESTIONNAIRE

(attached hereto)

B-1

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

(attached hereto)

C-1